GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY A Stock Company [8515 East Orchard Road] [Greenwood Village, CO 80111] [1-877-723-8723]

Non-Qualified Stretch Annuity Endorsement

PLEASE READ CAREFULLY

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY (THE “COMPANY”) HAS ISSUED THIS NON-QUALIFIED STRETCH ANNUITY ENDORSEMENT (THE “ENDORSEMENT”) AS PART OF THE CONTRACT TO WHICH IT IS ATTACHED. ALL PROVISIONS OF THE CONTRACT THAT DO NOT CONFLICT WITH THE ENDORSEMENT APPLY TO THIS ENDORSEMENT. WHERE THERE IS ANY CONFLICT BETWEEN THE ENDORSEMENT PROVISIONS AND THE CONTRACT PROVISIONS, THE ENDORSEMENT PROVISIONS PREVAIL. PLEASE CONSULT A COMPETENT TAX PROFESSIONAL PRIOR TO UTILIZING THE NON-QUALIFIED STRETCH ANNUITY OPTION DESCRIBED BY THIS ENDORSEMENT.

DEFINITIONS:

Beneficial Owner – the natural person that is entitled to receive death benefit proceeds, as a result of the death of the Owner, under the Contract. The Beneficial Owner is the Beneficiary designated by the Owner and shown on the Contract Data Page unless later changed by the Owner (see Change of Beneficiary provision under the Contract).

This Endorsement shall not be available to any Beneficial Owner that is a non-natural entity, such as Grantor Trust or a Non-Grantor Trust.

Successor Beneficiary – the natural person who is entitled to receive the Beneficial Owner’s remaining interest in the Contract upon the death of the Beneficial Owner. A non-natural entity is not permitted as a Successor Beneficiary.

1.	The following language is added to Section 2 of the Contract as set out below.

2.12	DESIGNATION OF SUCCESSOR BENEFICIARY

The Beneficial Owner may elect a Successor Beneficiary entitled to receive the remaining interest in the Contract upon the death of the Beneficial Owner. A Successor Beneficiary may elect to receive his or her interest in a single sum or over the remaining distribution period initially selected by the Beneficial Owner. For purposes of this Endorsement, Successor Beneficiaries must be natural persons.

2.	A portion of Section 6.03 of the Contract is amended by the following language as set out below. All other provisions of Section 6.03 remain intact and effective as stated in the Contract.

6.03	DISTRIBUTION RULES

If an Owner Dies Before Annuity Commencement Date

If an Owner dies before the Annuity Commencement Date the following provisions apply:

(1) If there is a Joint Owner who is a surviving Spouse of the deceased Owner, the Joint Owner will become the Owner and the Beneficiary and may take the death benefit or elect to continue this Contract in force.

(2) In all other cases, the Company will pay the death benefit to the Beneficiary even if a former Spouse Joint Owner, the Annuitant and/or the Contingent Annuitant are alive at the time of the Owner’s death unless the sole Beneficiary is the deceased Owner’s surviving Spouse and such Beneficiary Requests to become the Owner and the Annuitant and to continue the Contract in force.

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Any death benefit payable to the Beneficiary upon an Owner’s death will be distributed as follows:

(1) If the Owner’s surviving Spouse is the Beneficial Owner upon the death of the Owner, the surviving Spouse will be allowed to take the death benefit or continue the Contract in force; or

(2) If a non-Spouse natural person is the Beneficial Owner upon the death of the Owner, the Beneficial Owner may elect to continue the Contract by electing to have any portion of the value of the deceased Owner’s contract payable to the Beneficial Owner over a period not extending beyond the Beneficial Owner’s life expectancy (as defined by the Code and any subsequent rulings or guidance). Such period shall be hereinafter referred to as the “Stretch Payout Period.”

The Stretch Payout Period must begin no later than one year after the date of the deceased Owner’s death and payments during the Stretch Payout Period will be made by the Company to the Beneficial Owner at least annually. Notwithstanding any distribution election made in accordance with this Endorsement, a Beneficial Owner may at any time (a) withdraw the entire remaining value of the Contract in a single sum, or (b) withdraw additional amounts, which may result in the reduction of future payments because of the effect on the value of the Contract.

If no election is received by the Company from a non-Spouse Beneficial Owner such that substantially equal installments have begun no later than one year after the date of the deceased Owner’s death, then the entire amount must be distributed within five years of the deceased Owner’s date of death.

The death benefit will be determined as of the date the payouts commence.

3.	The following language amends and replaces Section 6.04 of the Contract as set out below.

6.04	COMPLIANCE WITH CODE SECTION 72(s)

The Contract and this Endorsement are intended to comply with Section 72(s) of the Code and will be interpreted accordingly. To the extent necessary to comply with applicable laws, rule and regulations, as amended from time to time, the Company reserves the right to amend the Contract and this Endorsement in order to comply with said requirements.

In any event, no payout of benefits provided under the Contract will be allowed that does not satisfy the requirements of Code Section 72(s), as amended from time to time, and any other applicable federal or state law, rules or regulations. These death benefit provisions will be interpreted and administered in according with such requirements.

This Endorsement will terminate upon termination of the Contract.

The effective date of this Endorsement is the Effective Date of the Contract to which it is attached.

Signed for Great-West Life & Annuity Insurance Company on the issuance of the Endorsement.

[ ]	[ ]
[Richard Schultz,] [Secretary]	[Robert L. Reynolds,] [President and Chief Executive Officer]

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